Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement (No.333-235489) on Form S-8 pertaining to the 2019 Long Term Incentive Plan of Stabilis Solutions, Inc. (formerly Stabilis Energy, Inc.) of our report dated March 15, 2021 with respect to our audit of the consolidated financial statements of Stabilis Solutions, Inc. and Subsidiaries as of and for the years ended December 31, 2020 and 2019, which appears in this Annual Report on Form 10-K.
/s/ Ham, Langston & Brezina, L.L.P.
Houston, Texas
March 15, 2021